The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-237082
SUBJECT TO COMPLETION, DATED FEBRUARY 2, 2022
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 11, 2020)
Depositary Shares Each Representing a 1/1,000th Interest
in a Share of Series O Non-Cumulative Perpetual Preferred Stock

U.S. Bancorp is offering         depositary shares, each representing a 1/1,000th ownership interest in a share of Series O Non-Cumulative Perpetual Preferred Stock, $1.00 par value, with a liquidation preference of $25,000 per share (equivalent to $25 per depositary share) (the “Series O Preferred Stock”). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series O Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through U.S. Bank National Association, as the depositary for the shares of Series O Preferred Stock.
Dividends on the Series O Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of each January, April, July and October, commencing on April 15, 2022, at a rate per annum equal to    %. If our board of directors or a duly authorized committee of the board of directors has not declared a dividend on the Series O Preferred Stock before the dividend payment date for any dividend period, such dividend shall not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series O Preferred Stock are declared for any future dividend period.
The Series O Preferred Stock may be redeemed in whole or in part, on or after April 15, 2027, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series O Preferred Stock may be redeemed in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event,” as described herein, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series O Preferred Stock will not have any voting rights, except as set forth under “Description of Series O Preferred Stock — Voting Rights” on page S-26.
Application will be made to list the depositary shares on the New York Stock Exchange under the symbol “USB PrS.” If the application is approved, we expect trading of the depositary shares on the New York Stock Exchange to commence within 30 days following the initial delivery of the depositary shares.
Our depositary shares and Series O Preferred Stock are equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency.

Investing in our depositary shares involves risks. Potential purchasers of our depositary shares should consider the information set forth in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and the discussion of risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission (the “SEC”).

None of the SEC, any state securities commission, the FDIC, or any other regulatory body has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount(1)	Proceeds to Us (Before Expenses)(2)
Per depositary share	$	$	$
Total	$	$	$

(1)
Reflects      depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $      per share, and      depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $      per share.

(2)
Assumes no exercise of the underwriters’ over-allotment option described below.

The underwriters are offering our depositary shares as set forth under “Underwriting (Conflicts of Interest).” Delivery of the depositary shares in book-entry form through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. (“Clearstream”)and Euroclear Bank SA/NV (“Euroclear”), is expected to be made on or about      , 2022.
We have granted the underwriters an option to purchase up to an additional        depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.
Because our affiliate, U.S. Bancorp Investments, Inc., may be participating in sales of the depositary shares, the offering is being conducted in compliance with the applicable requirements of Financial Industry Regulatory Authority (“FINRA”) Rule 5121.

Joint Book-Running Managers
Morgan Stanley U.S. Bancorp Investments, Inc. BofA Securities Goldman Sachs & Co. LLC
RBC Capital Markets UBS Investment Bank Wells Fargo Securities
Prospectus Supplement dated                 , 2022

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus and any free writing prospectus we have authorized describing the terms of the depositary shares. Neither we nor the underwriters have authorized anyone to provide you with any other information, and neither we nor the underwriters take any responsibility for any other information that others may provide you. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have authorized is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.
Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to “USB,” “we,” “us” and “our” refer to U.S. Bancorp.
Notice to Prospective Investors in the European Economic Area
None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of depositary shares in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in that Member State of depositary shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither U.S. Bancorp nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in any Member State of the EEA other than to EEA Qualified Investors.
PROHIBITION OF SALES TO EEA RETAIL INVESTORS — The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise

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made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not an EEA Qualified Investor. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
Notice to Prospective Investors in the United Kingdom
None of this prospectus supplement, the accompanying prospectus and any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of depositary shares in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the United Kingdom of depositary shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither U.S. Bancorp nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in the United Kingdom other than to UK Qualified Investors.
PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS — The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom’s Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a UK Qualified Investor. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the depositary shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the depositary shares offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

S-ii

SUMMARY
The following information should be read together with the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the depositary shares, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the depositary shares. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the depositary shares is appropriate for you.
About U.S. Bancorp
U.S. Bancorp is a multi-state financial services holding company, headquartered in Minneapolis, Minnesota that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), and has elected to be treated as a financial holding company under the BHCA. We provide a full range of financial services, including lending and depository services, cash management, capital markets, and trust and investment management services. We also engage in credit card services, merchant and ATM processing, mortgage banking, insurance, brokerage and leasing. We are the parent company of U.S. Bank National Association.
Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and the contact telephone number is (612) 303-0778.
We refer you to the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, as described under “Where You Can Find More Information” in the accompanying prospectus, for more information about us and our businesses.
Recent Developments
On January 19, 2022, we issued a press release announcing results for the fourth quarter and full year ended December 31, 2021. Further information relating to our financial results for the fourth quarter and full year ended December 31, 2021 is contained in the filed portion of our Current Report on Form 8-K dated January 19, 2022, which is incorporated herein by reference.
On September 21, 2021, we entered into a share purchase agreement (the “Purchase Agreement”) with Mitsubishi UFJ Financial Group, Inc. (“MUFG”) and MUFG Americas Holdings Corporation, a wholly owned subsidiary of MUFG (“Seller” and together with MUFG, “Sellers”), to purchase (the “Acquisition”) all the issued and outstanding shares of common stock of MUFG Union Bank, N.A., a national banking association (“Union Bank”), for a purchase price of approximately $8.0 billion, consisting of $5.5 billion in cash, subject to certain customary adjustments, and approximately 44 million shares of our common stock. We are not acquiring Union Bank’s Global Corporate & Investment Bank business, certain middle and back office functions, and certain other assets and liabilities. After the closing of the Acquisition, we will merge Union Bank with and into U.S. Bank National Association, our wholly owned subsidiary (“U.S. Bank”), with U.S. Bank continuing as the surviving entity. The completion of the Acquisition is subject to certain customary conditions, including, among others, receipt of required governmental approvals and the expiration of certain waiting periods. The Acquisition is expected to close in the first half of 2022.
Upon the closing of the Acquisition, MUFG will hold a minority stake of approximately 2.9% in U.S. Bancorp. With the acquisition, U.S. Bank is expected to gain more than 1 million consumer customers and about 190,000 small business customers on the West Coast in addition to approximately $108 billion in total assets, $57 billion of loans and $91 billion of deposits based on Union Bank’s September 30, 2021 balance sheet.
We anticipate that the cash portion of the Acquisition purchase price and our related expenses will be funded using a portion of the net proceeds from this offering, available balance sheet cash and the net proceeds of one or more other financings. The precise sources of the cash portion of the Acquisition purchase price will depend on, among other considerations, the level of balance sheet cash on the date of the closing of the Acquisition and the availability and cost of other capital. There is no assurance that the Acquisition will be consummated on the terms contemplated or by the time currently contemplated, or at all. See “Use of Proceeds” and “Forward-Looking Statements.”

The Offering
Issuer
U.S. Bancorp
Securities offered
      depositary shares (      depositary shares if the underwriters exercise in full their over-allotment option to purchase additional depositary shares), each representing a 1/1,000th ownership interest in a share of Series O Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series O Preferred Stock represented by such depositary share, to all the rights and preferences of the Series O Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
We may, from time to time, elect to issue additional depositary shares representing shares of the Series O Preferred Stock, and all the additional shares would be deemed to form a single series with the Series O Preferred Stock.
Dividends
Dividends on the Series O Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on the 15th day of each January, April, July and October, commencing on April 15, 2022, at a rate per annum equal to    %. Any such dividends will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares — Dividends and Other Distributions.”
A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the original issue date of the Series O Preferred Stock.
Dividends on shares of Series O Preferred Stock will not be cumulative. If our board of directors or a duly authorized committee of the board of directors has not declared a dividend on the Series O Preferred Stock before the dividend payment date for any dividend period, such dividend shall not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series O Preferred Stock are declared for any future dividend period.
So long as any share of Series O Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (A) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (B) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (C) purchases of shares of junior stock pursuant to a contractually binding requirement to buy such junior stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan, (D) any purchase, redemption or other acquisition of junior stock pursuant to any employee, consultant or director incentive or benefit plans or arrangements of ours or any of our subsidiaries (including any employment, severance or consulting arrangements adopted before or after the issuance of the Series O Preferred Stock) and (E) in connection with any underwriting, stabilization, market-making or similar transactions in our capital stock by an investment banking subsidiary of ours in the ordinary course of such subsidiary’s business), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series O Preferred Stock and such parity stock except by conversion into or exchange for junior stock, in each case unless full dividends on all outstanding shares of Series O Preferred Stock for the most recently completed dividend period have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.
When dividends are not paid in full upon the shares of Series O Preferred Stock and any parity stock, all dividends declared upon shares of Series O Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series O Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the board of directors or a duly authorized committee of the board of directors, may be declared and paid on our common stock and any other securities ranking junior to the Series O Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series O Preferred Stock or parity stock shall not be entitled to participate in any such dividend.
Dividends on the Series O Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.
Dividend payment dates
The 15th day of each January, April, July and October, commencing on April 15, 2022. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day.

Redemption
On or after April 15, 2027, the Series O Preferred Stock may be redeemed in whole or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series O Preferred Stock may be redeemed in whole but not in part, at any time within 90 days following a “regulatory capital treatment event,” as described under “Description of Series O Preferred Stock — Redemption,” at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Neither the holders of Series O Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series O Preferred Stock.
If any redemption date is not a business day, then the redemption price and declared and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day.
Under the risk-based capital guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) applicable to bank holding companies, any redemption of the Series O Preferred Stock is subject to prior approval of the Federal Reserve.
Liquidation rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of U.S. Bancorp, holders of shares of Series O Preferred Stock are entitled to receive out of assets of U.S. Bancorp available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Series O Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of U.S. Bancorp’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series O Preferred Stock (pro rata as to the Series O Preferred Stock and any other shares of our stock ranking equally as to such distribution).
Voting rights
None, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Series O Preferred Stock and in the case of certain dividend non-payments. See “Description of Series O Preferred Stock — Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares — Voting the Series O Preferred Stock.”
Ranking
Shares of the Series O Preferred Stock will rank senior to our common stock, equally with our Series A Non-Cumulative

Perpetual Preferred Stock (“Series A Preferred Stock”), Series B Non-Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”), Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”) (if and when issued and outstanding), Series J Non-Cumulative Perpetual Preferred Stock (“Series J Preferred Stock”), Series K Non-Cumulative Perpetual Preferred Stock (“Series K Preferred Stock”), Series L Non-Cumulative Perpetual Preferred Stock (“Series L Preferred Stock”), Series M Non-Cumulative Perpetual Preferred Stock (“Series M Preferred Stock”) and Series N Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock (“Series N Preferred Stock”), and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series O Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See “Description of Capital Stock — Preferred Stock” for a discussion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).
Maturity
The Series O Preferred Stock does not have any maturity date, and we are not required to redeem the Series O Preferred Stock. Accordingly, the Series O Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.
Preemptive and conversion rights
None.
Listing
We intend to apply for listing of the depositary shares on the New York Stock Exchange under the symbol “USB PrS.” If approved for listing, we expect trading of the depositary shares on the New York Stock Exchange to commence within a 30-day period after the initial delivery of the depositary shares.
Tax consequences
For a discussion of the tax consequences relating to the Series O Preferred Stock, see “Certain U.S. Federal Income Tax Considerations.”
Use of proceeds
We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series O Preferred Stock to fund a portion of the cash portion of the Acquisition purchase price and our related expenses and for general corporate purposes. Pending such uses, we may temporarily invest the net proceeds or use them to reduce short-term indebtedness. See “Use of Proceeds.”
Registrar
U.S. Bank National Association
Depositary
U.S. Bank National Association
Calculation agent
U.S. Bank National Association

Conflicts of interest
Our affiliate, U.S. Bancorp Investments, Inc., is a member of FINRA and is participating in the distribution of our depositary shares. Because U.S. Bancorp Investments, Inc. has a conflict of interest pursuant to FINRA Rule 5121, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with FINRA Rule 5121, no FINRA member firm that has a conflict of interest under FINRA Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer.
Market-making; resales by affiliates
Our affiliates, including U.S. Bancorp Investments, Inc., may use this prospectus supplement and the accompanying prospectus, together with any other applicable prospectus, in connection with offers and sales of our depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale. In this prospectus supplement and the accompanying prospectus, an offering of depositary shares refers to the initial offering of the depositary shares made in connection with their original issuance, and does not refer to any subsequent resales of depositary shares in market-making transactions.

RISK FACTORS
An investment in our depositary shares involves certain risks, not all of which are described in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should carefully consider the risks described below and the risk factors and other information concerning our business included in Exhibit 13 to our Annual Report on Form 10-K for the year ended December 31, 2020 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains or incorporates by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.
You are making an investment decision with regard to the depositary shares as well as the Series O Preferred Stock.
As described in this prospectus supplement, we are issuing fractional interests in shares of Series O Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series O Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in the accompanying prospectus and in this prospectus supplement regarding both of these securities.
Our ability to pay dividends on the Series O Preferred Stock, and therefore your ability to receive distributions on the depositary shares, may be limited by state and federal regulatory considerations and the results of operations of our subsidiaries.
We are incorporated in Delaware and governed by the General Corporation Law of the State of Delaware and our ability to make dividend payments is subject to the laws of Delaware. We are also a regulated bank holding company, and we conduct substantially all of our operations through our banking and other subsidiaries. Our ability to make dividend payments on the Series O Preferred Stock is subject to various regulatory limitations, including limitations on our ability to receive dividends and other distributions from our subsidiaries.
Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Our ability to make dividend payments may also be restricted by federal regulations applicable to us as a bank holding company and to our banking subsidiaries. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as amended by the Economic Growth, Regulatory Relief and Consumer Protection Act and implemented by the federal banking agencies established more stringent risk-based capital rules and leverage limits applicable to banks and bank holding companies, including us. The Federal Reserve’s risk-based capital rules set forth the criteria for qualifying additional Tier 1 capital instruments, including the requirement that any dividends on such instruments be paid out of the banking organization’s net income, retained earnings and surplus, if any, related to additional Tier 1 capital instruments, and include a capital buffer requirement. The failure to maintain the capital buffer may result in limitations or restrictions on the ability of U.S. Bancorp and our banking subsidiaries to make capital distributions. The federal banking agencies also have implemented a rule that limits or restricts our ability to make capital distributions in the event we do not maintain the applicable minimum supplementary leverage ratio. In addition, under its Comprehensive Capital Analysis and Review (“CCAR”), the Federal Reserve requires large bank holding companies, including us, to submit annual capital plans and to obtain regulatory approval before making certain capital distributions, such as the payment of dividends under certain circumstances. For example, following the 2020 CCAR cycle, the Federal Reserve imposed restrictions that were designed to cause such institutions to preserve capital that remained in place through June 2021, including suspending share repurchases, capping common stock dividend payments, and only allowing common stock dividends according to a formula based on recent income. Although these restrictions did not apply to the payment of preferred stock dividends, it is possible that the Federal Reserve could impose similar restrictions on the payment of preferred stock dividends in the future. Federal banking laws also regulate the amount of dividends that may be paid by our banking subsidiaries without prior regulatory approval. The above or any future rules, regulations or capital distribution constraints could adversely affect the ability of our banking subsidiaries to pay dividends to us, our ability to pay dividends on the Series O Preferred Stock and your ability to receive distributions on the depositary shares.
In addition to the foregoing limitations, payments to us by our subsidiaries also will be contingent upon those subsidiaries’ earnings and business considerations. Furthermore, our right to receive any assets of any of our subsidiaries upon their liquidation, reorganization or otherwise, and thus your ability as a holder of depositary shares to benefit indirectly from such distributions, will be subject to the prior claims of the subsidiaries’ creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us. As of September 30, 2021, our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Series O Preferred Stock totaled approximately $493.6 billion.
The Series O Preferred Stock is equity and is subordinate to our existing and future indebtedness.
The shares of Series O Preferred Stock are our equity interests and do not constitute indebtedness. As such, the shares of Series O Preferred Stock, and the related depositary shares, will rank junior to all indebtedness and other non-equity claims on us and our subsidiaries with respect to assets available to satisfy claims on us or our subsidiaries, including in our liquidation. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient funds to pay amounts due on any or all of the Series O Preferred Stock then outstanding. In addition, our existing and future indebtedness may restrict payment of dividends on the Series O Preferred Stock. As of September 30, 2021, our indebtedness and obligations, on a consolidated basis, totaled approximately $513.1 billion. Additionally, unlike indebtedness, where principal and interest are payable on specified due dates, in the case of preferred stock such as the Series O Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board of directors and (2) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available assets. Further, the Series O Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors — Holders of Series O Preferred Stock and the related depositary shares will have limited voting rights.”
Dividends on the Series O Preferred Stock are discretionary and non-cumulative. If we do not declare dividends on the Series O Preferred Stock, holders of depositary shares will not be entitled to receive related distributions on their depositary shares.
Dividends on shares of the Series O Preferred Stock will not be mandatory and will not be cumulative. Holders of the Series O Preferred Stock, including the depositary, will only be entitled to receive dividends for any given dividend period when, as and if declared by our board of directors or a duly authorized committee of the board of directors out of legally available assets. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize and declare a dividend for any dividend period, the depositary would not be entitled to receive such dividend and no related distribution will be made on the depositary shares, and such unpaid dividend will not accrue or be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period, and holders of depositary shares will not be entitled to receive any distribution with respect to such dividends, if our board of directors or a duly authorized committee of the board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series O Preferred Stock or any other series of our preferred stock. If we do not declare and pay dividends on the Series O Preferred Stock, you will not receive corresponding distributions on your depositary shares and the market price of your depositary shares may decline.

The Series O Preferred Stock may be junior in rights and preferences to our future preferred stock.
We may, with the affirmative vote or consent of the holders of at least 662∕3% of all of the shares of the Series O Preferred Stock, issue preferred stock in the future which would be senior to the Series O Preferred Stock by its terms. The terms of any of our future preferred stock expressly senior to the Series O Preferred Stock may restrict dividend payments on the Series O Preferred Stock. For example, unless full dividends on all of our outstanding preferred stock senior to the Series O Preferred Stock are declared and paid or set aside for payment, no dividends would be declared or paid and no distribution would be made on any shares of the Series O Preferred Stock, and no shares of the Series O Preferred Stock may be repurchased, redeemed, or otherwise acquired by us, directly or indirectly, for consideration. If we do not declare and pay dividends on the Series O Preferred Stock, you will not receive corresponding distributions on your depositary shares and the market price of your depositary shares may decline.
Investors should not expect us to redeem the Series O Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.
The Series O Preferred Stock is a perpetual equity security. The Series O Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. By its terms, the Series O Preferred Stock may be redeemed by us at our option either in whole or in part from time to time on or after April 15, 2027, or in whole at any time within 90 days of certain changes related to the regulatory capital treatment of the Series O Preferred Stock, as described below under “Description of Series O Preferred Stock — Redemption.” Any decision we may make at any time to propose a redemption of the Series O Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.
Our right to redeem the Series O Preferred Stock is subject to important limitations established by the Federal Reserve’s regulations and guidance applicable to bank holding companies. Under the Federal Reserve’s current applicable risk-based capital rules, any redemption of the Series O Preferred Stock is subject to prior approval of the Federal Reserve. There can be no assurance that, if we requested to redeem the Series O Preferred Stock without issuing securities that qualify as common equity Tier 1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize the redemption. In such case, under current guidelines, we must demonstrate that we will continue to hold capital commensurate with our risk to the satisfaction of the Federal Reserve. We currently understand that the factors that the Federal Reserve will consider in evaluating a requested redemption, or a request that we be permitted to redeem the Series O Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, may include an evaluation of the overall level and quality of our then applicable capital components, considered in light of our then applicable risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time. The factors may also include, among other things, the capital plans and stress tests submitted by U.S. Bancorp to the Federal Reserve, U.S. Bancorp’s ability to meet and exceed minimum regulatory capital ratios under stressed scenarios, U.S. Bancorp’s expected sources and uses of capital over the planning horizon (generally a period of nine quarters) under baseline and stressed scenarios, and any potential impact of changes to U.S. Bancorp’s business plan and activities on capital adequacy and liquidity, although the Federal Reserve may change these factors at any time.
The Series O Preferred Stock may be redeemed at our option within 90 days following a regulatory capital treatment event.
Subject to the approval of the Federal Reserve, at our option, we may redeem the Series O Preferred Stock in whole but not in part, at any time within 90 days following a regulatory capital treatment event, such as a change or proposed change in law or regulation on or after the date hereof with respect to whether the Series O Preferred Stock qualifies as a Tier 1 capital instrument. Although the terms of the Series O Preferred Stock have been established to satisfy the criteria for additional Tier 1 capital instruments as set forth in the regulatory capital rules of the Federal Reserve, the FDIC and the Office of the Comptroller of the Currency (12 C.F.R. pts. 3, 217, 324), it is possible that the Series O Preferred Stock may not satisfy the criteria set forth in future rulemaking or interpretations. Therefore, a regulatory capital treatment event could occur whereby we would have the right, subject to prior Federal Reserve approval, to redeem the Series O

Preferred Stock in accordance with its terms prior to April 15, 2027. See “Description of Series O Preferred Stock — Redemption” for more information on redemption of the Series O Preferred Stock following a regulatory capital treatment event.
If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series O Preferred Stock.
The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Series O Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to any of our capital stock, including the Series O Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.
If we do not pay dividends in full on our parity stock, we will not pay dividends in full on the Series O Preferred Stock, and therefore you will not receive distributions in full on the depositary shares.
Our outstanding Series A Preferred Stock, Series B Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and our Series C Preferred Stock, if and when issued and outstanding, will each be on parity with the Series O Preferred Stock. When dividends are not paid in full upon the shares of such parity stock or any other parity stock then outstanding, all dividends declared upon shares of any parity stock and Series O Preferred Stock will be declared on a proportional basis. If we do not declare dividends in full on any parity stock or do not have sufficient cash to pay dividends in full upon the shares of any parity stock, we will not be able to pay full dividends on the Series O Preferred Stock and in turn you will not receive distributions in full on the depositary shares.
A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Series O Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.
Real or anticipated changes in the credit ratings assigned to the depositary shares, the Series O Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series O Preferred Stock and depositary shares, based on their overall view of our industry.
A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Series O Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.
The Series O Preferred Stock and the related depositary shares may not have an active trading market.
The Series O Preferred Stock and the related depositary shares are new issues with no established trading market. Although we plan to apply to have the depositary shares listed on the New York Stock Exchange, there is no guarantee that we will be able to list the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion and without notice. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable. Further, because the shares of Series O Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market.

We do not expect that there will be any separate public trading market for the shares of the Series O Preferred Stock except as represented by the depositary shares.
General market conditions and unpredictable factors could adversely affect market prices for the depositary shares representing interests in the Series O Preferred Stock.
There can be no assurance about the market prices for the depositary shares representing interests in the Series O Preferred Stock. Several factors, many of which are beyond our control, will influence the market value of the depositary shares. Factors that might influence the market value of the depositary shares include:
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whether we skip or are likely to skip dividends on the Series O Preferred Stock from time to time;

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our creditworthiness, regulatory capital levels, operating performance, financial condition and prospects;

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the ratings of our securities provided by credit ratings agencies, including ratings on the Series O Preferred Stock and related depositary shares;

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our issuance of additional preferred equity;

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interest rates, generally, and expectations regarding changes in rates;

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developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally;

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the market for similar bank holding company securities; and

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economic, financial, geopolitical, regulatory policy, supervisory enforcement actions, or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in the offering or in the secondary market, may trade at a discount to their cost, and their value will fluctuate.
Holders of Series O Preferred Stock and the related depositary shares will have limited voting rights.
Holders of the Series O Preferred Stock, and therefore holders of the depositary shares, have no voting rights with respect to matters that generally require the approval of voting stockholders. However, holders of the Series O Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series O Preferred Stock, as described under “Description of Series O Preferred Stock — Voting Rights” below. In addition, if dividends on any shares of the Series O Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series O Preferred Stock as to payment of dividends with similar voting rights have not been declared or paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods, holders of the outstanding shares of Series O Preferred Stock, together with holders of any other series of our preferred stock ranking equal with the Series O Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors to our board of directors, subject to the terms and to the limited extent described under “Description of Series O Preferred Stock — Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series O Preferred Stock.
Holders of depositary shares may not be entitled to the dividends-received deduction.
Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends- received deduction and distributions paid to non-corporate U.S. holders of the depositary shares may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series O Preferred Stock (and related depositary shares) to qualify, in whole or in part, as dividends for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” below. If any distributions on the Series O Preferred Stock (and related depositary shares) with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.
There may be future sales of the Series O Preferred Stock or the related depositary shares or similar securities, which may adversely affect the market price of the depositary shares.
Except as described under the heading “Underwriting (Conflicts of Interest),” we are not restricted from issuing additional Series O Preferred Stock or related depositary shares or securities similar to the Series O Preferred Stock or the depositary shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series O Preferred Stock or depositary shares. Holders of the Series O Preferred Stock or the depositary shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the depositary shares could decline as a result of sales of shares of Series O Preferred Stock or depositary shares or similar securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the depositary shares bear the risk of our future offerings reducing the market price of the depositary shares or diluting their holdings in the depositary shares.

FORWARD-LOOKING STATEMENTS
This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, our anticipated future revenue and expenses and our future plans and prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect us in substantial and unpredictable ways. Our results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of our investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; civil unrest; changes in customer behavior and preferences; breaches in data security, including as a result of work-from-home arrangements; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk. In addition, our proposed acquisition of Union Bank presents risks and uncertainties, including, among others: the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed acquisition may not be realized or may take longer than anticipated to be realized; the risk that U.S. Bancorp’s business could be disrupted as a result of the announcement and pendency of the proposed acquisition and diversion of management’s attention from ongoing business operations and opportunities; the possibility that the proposed acquisition, including the integration of Union Bank, may be more costly or difficult to complete than anticipated; delays in closing the proposed acquisition; and the failure of required governmental approvals to be obtained or any other closing conditions in the definitive purchase agreement to be satisfied.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), on file with the SEC, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13 to our Annual Report, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, on file with the SEC, including the sections entitled “Risk Factors” and “Corporate Risk Profile,” and all subsequent filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, factors other than these risks also could adversely affect our results, and you should not consider these risks to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to update them in light of new information or future events.

USE OF PROCEEDS
The net proceeds, after deducting the underwriting discount but before our estimated offering expenses, from the offering of the Series O Preferred Stock are expected to be $      (or approximately $      if the underwriters exercise in full their over-allotment option to purchase additional depositary shares). We intend to use the net proceeds from this offering to fund a portion of the cash portion of the Acquisition purchase price and our related expenses and for general corporate purposes. Pending such uses, we may temporarily invest the net proceeds or use them to reduce short-term indebtedness.
The total purchase price for the Acquisition is approximately $8.0 billion, consisting of $5.5 billion in cash, subject to certain customary adjustments, and approximately 44 million shares of our common stock. We anticipate the cash portion of the Acquisition purchase price and our related expenses will be paid using a portion of the net proceeds from the sale of the depositary shares representing interests in the Series O Preferred Stock, available balance sheet cash and the net proceeds of one or more other financings. The precise sources of the cash portion of the Acquisition purchase price will depend on, among other considerations, the level of balance sheet cash on the date of the closing of the Acquisition and the availability and cost of other capital. See “Summary — Recent Developments.” This offering is not conditioned upon consummation of the Acquisition. To the extent the Acquisition is not consummated, we anticipate we will use the net proceeds of this offering that would have otherwise been used for the Acquisition for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the terms of our capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and our restated certificate of incorporation, as amended (“certificate of incorporation”) and amended and restated bylaws (“bylaws”). Our certificate of incorporation and bylaws are incorporated by reference as exhibits to our Annual Report and, with respect to the Series N Preferred Stock, our Current Report on Form 8-K dated October 26, 2021. See “Where You Can Find More Information” in the accompanying prospectus.
Common Stock
We are authorized to issue up to 4,000,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2021, there were 2,125,725,742 shares of common stock issued (including 642,223,571 shares held in treasury). Our common stock is listed on the New York Stock Exchange under the symbol “USB.”
Voting and Other Rights.   Each share of common stock is entitled to one vote per share, and, in general, a majority of shares present and entitled to vote with respect to a matter is sufficient to authorize action upon routine matters. In uncontested elections, a nominee for director will be elected to the board of directors if the number of votes cast “for” the nominee’s election exceeds the number of votes cast “against” that nominee’s election. The voting standard for directors in a contested election is a plurality of the votes cast at the meeting. Stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. In general, however, amendments to the certificate of incorporation, a merger or dissolution, or the sale of all or substantially all of our assets must be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on the matter as a class.
No Preemptive or Conversion Rights.   Our common stock will not entitle its holders to any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.
Assets upon Dissolution.   In the event of liquidation, holders of common stock will receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.
Distributions.   Holders of our common stock will be entitled to receive the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets. In addition, the payment of distributions to stockholders is subject to any prior rights of outstanding preferred stock.
As a bank holding company, our ability to pay distributions is affected by the ability of our banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as us, to pay dividends in the future is currently, and could be further, influenced by bank regulatory requirements and capital guidelines. For example, under the Dodd-Frank Act and long-standing Federal Reserve policy, including guidance provided by the Federal Reserve, bank holding companies, such as us, are required to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. Our supervisory stress tests conducted by the Federal Reserve as part of its annual CCAR process or limitations imposed by the Federal Reserve in response to economic factors also may affect our ability to pay dividends.
Restrictions on Ownership.   The BHCA requires a bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal

Reserve to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any company that holds 25% or more of our outstanding common stock, any company that controls the election of a majority of our board of directors or any company that the Federal Reserve determines, after notice and opportunity for hearing, exercises a controlling influence over our management or policies, is subject to regulation as a bank holding company under the BHCA.
Additional Anti-Takeover Provisions Contained in the Certificate of Incorporation and Bylaws
In addition to the ability to issue preferred stock as described below, our certificate of incorporation and bylaws contain additional provisions that may make it less likely that our management would be changed or that someone would acquire voting control of us without our board of directors’ consent. Under our bylaws, our board of directors can supplement, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to supplement, amend or repeal our bylaws at any annual or special meeting of the stockholders.
Preferred Stock
The board of directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of stockholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors. The preferred stock is not secured, is not guaranteed by us or any of our affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the preferred stock.
As of December 31, 2021, we had authorized the issuance of:
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20,010 shares of Series A Preferred Stock, with a liquidation preference of $100,000 per share, of which 12,510 are issued and outstanding, with 5,746.22 shares of Series A Preferred Stock evidenced by 574,622 depositary shares, all of which are issued and outstanding;

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40,000,000 depositary shares representing, in the aggregate, 40,000 shares of Series B Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding;

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5,000 shares of Series C Preferred Stock, with a per share liquidation preference of $100,000, all of which are subject to issuance upon the direction of the Office of the Comptroller of the Currency in exchange for the preferred stock of an indirect, wholly-owned subsidiary of U.S. Bancorp upon the occurrence of certain events;

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44,000,000 depositary shares representing, in the aggregate, 44,000 shares of Series F Preferred Stock, with a liquidation preference of $25,000 per share, all of which were issued and outstanding;

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1,000,000 depositary shares representing, in the aggregate, 40,000 shares of Series J Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding;

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23,000,000 depositary shares representing, in the aggregate, 23,000 shares of Series K Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding;

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20,000,000 depositary shares representing, in the aggregate, 20,000 shares of Series L Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding;

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30,000,000 depositary shares representing, in the aggregate, 30,000 shares of Series M Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding; and

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1,500,000 depositary shares representing, in the aggregate, 60,000 shares of Series N Preferred Stock, with a liquidation preference of $25,000 per share, all of which are issued and outstanding.

On January 15, 2022, we redeemed all 44,000 issued and outstanding shares of the Series F Preferred Stock and all issued and outstanding depositary shares representing the shares of the Series F Preferred Stock.

Series A Preferred Stock
Shares of the Series A Preferred Stock rank senior to our common stock, equally with shares of our Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series A Preferred Stock do not have preemptive or subscription rights.
The shares of Series A Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series A Preferred Stock.
Dividends.   Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends accrue, with respect to each dividend period, on the liquidation preference of $100,000 at a rate per annum that is reset quarterly and equals a rate determined by reference to three-month LIBOR with a minimum of 3.50%, payable quarterly. Dividends on shares of Series A Preferred Stock are not cumulative. If we pay a partial dividend or skip a dividend payment on the Series A Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   The Series A Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
Voting Rights.   Except as provided below, the holders of the Series A Preferred Stock have no voting rights.
Whenever dividends on any shares of the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series A Preferred Stock (which includes the Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series A Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series A Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.
So long as any shares of Series A Preferred Stock remain outstanding, the vote or consent of the holders of at least 66 2∕3% of the shares of Series A Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series A Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) to amend our certificate of incorporation or the Certificate of Designations of the Series A Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole.
Series B Preferred Stock
Shares of the Series B Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series B Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series B Preferred Stock do not have preemptive or subscription rights.
The shares of Series B Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series B Preferred Stock.
Dividends.   Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share at a rate per annum determined by reference to three-month LIBOR with a minimum of 3.50%, payable quarterly. Dividends on shares of Series B Preferred Stock are not cumulative. If we pay a partial dividend or skip a dividend payment on the Series B Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   The Series B Preferred Stock is redeemable at our option (subject to prior approval of the Federal Reserve and the terms of the applicable replacement capital covenant), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
Voting Rights.   Except as provided below, the holders of the Series B Preferred Stock have no voting rights.
Whenever dividends on any shares of the Series B Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series B Preferred Stock (which includes the Series A Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series B Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series B Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.
So long as any shares of Series B Preferred Stock remain outstanding, the vote or consent of the holders of at least 66 2∕3% of the shares of Series B Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series B Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) to amend our certificate of incorporation or the Certificate of Designations of the Series B Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, taken as a whole.
Series C Preferred Stock
Pursuant to the terms of the USB Realty Preferred Securities, if the Office of the Comptroller of the Currency so directs upon the occurrence of certain exchange events, each outstanding USB Realty Preferred Security will be exchanged for one share of our Series C Preferred Stock, $100,000 liquidation preference per share. When and if issued, shares of the Series C Preferred Stock will rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series C

Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series C Preferred Stock will not have preemptive or subscription rights.
The shares of Series C Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series C Preferred Stock has no stated maturity and is not be subject to any sinking fund or other obligation of ours to redeem or repurchase the Series C Preferred Stock.
Dividends.   Series C Preferred Stock, when and if issued, will pay non-cumulative cash dividends only when, as and if declared by our board of directors. Any dividends on shares of Series C Preferred Stock will be calculated at a rate per annum, reset quarterly, equal to three-month LIBOR plus 1.147%, payable quarterly. If we pay a partial dividend or skip a dividend payment on the Series C Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   Subject to certain conditions (including, but not limited to, Federal Reserve approval and covenanting in favor of certain debt holders), the Series C Preferred Stock, when and if issued, will be redeemable at our option, in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends without regard to any undeclared dividends.
Voting Rights.   Except as provided below, the holders of the Series C Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock (which includes the Series A Preferred Stock, Series B Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series C Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been declared and paid on the shares of the Series C Preferred Stock and any other class or series of parity stock as to payment of dividends for at least three dividend periods and have been set aside for payment for the fourth consecutive dividend period.
Series J Preferred Stock
Shares of the Series J Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series J Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series J Preferred Stock do not have preemptive or subscription rights.
The shares of Series J Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series J Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series J Preferred Stock.
Dividends.   Holders of Series J Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share (1) from the date of issuance to but excluding April 15, 2027 at a rate per annum equal to 5.300% and (2) thereafter for each related dividend period at a floating rate per annum equal to three-month LIBOR plus a spread of

2.914%. If we pay a partial dividend or skip a dividend payment on the Series J Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   The Series J Preferred Stock is not redeemable prior to April 15, 2027 (except for redemption in whole, but not in part, upon the occurrence of certain regulatory capital treatment events). On and after that date, the Series J Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
Voting Rights.   Except as provided below, the holders of the Series J Preferred Stock have no voting rights.
Whenever dividends on any shares of the Series J Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series J Preferred Stock (which includes the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more quarterly dividend payments or their equivalent, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series J Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series J Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four quarterly dividend periods or their equivalent.
So long as any shares of Series J Preferred Stock remain outstanding, the vote or consent of the holders of at least 66 2∕3% of the shares of Series J Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series J Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) amend our certificate of incorporation or the Certificate of Designations of the Series J Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series J Preferred Stock, taken as a whole.
Series K Preferred Stock
Shares of the Series K Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series K Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series K Preferred Stock do not have preemptive or subscription rights.
The shares of Series K Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series K Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series K Preferred Stock.
Dividends.   Holders of Series K Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share a rate per annum equal to 5.50%. If we pay a partial dividend or skip a dividend payment on the Series K Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   The Series K Preferred Stock is not redeemable prior to October 15, 2023 (except for redemption in whole, but not in part, upon the occurrence of certain regulatory capital treatment events).

On and after that date, the Series K Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
Voting Rights.   Except as provided below, the holders of the Series K Preferred Stock have no voting rights.
Whenever dividends on any shares of the Series K Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series K Preferred Stock (which includes the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more quarterly dividend payments or their equivalent, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series K Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series K Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four quarterly dividend periods or their equivalent.
So long as any shares of Series K Preferred Stock remain outstanding, the vote or consent of the holders of at least 66 2∕3% of the shares of Series K Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series K Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) amend our certificate of incorporation or the Certificate of Designations of the Series K Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series K Preferred Stock, taken as a whole.
Series L Preferred Stock
Shares of the Series L Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series L Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series L Preferred Stock do not have preemptive or subscription rights.
The shares of Series L Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series L Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series L Preferred Stock.
Dividends.   Holders of Series L Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share at a rate per annum equal to 3.750%. If we pay a partial dividend or skip a dividend payment on the Series L Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   The Series L Preferred Stock is not redeemable prior to January 15, 2026 (except for redemption in whole, but not in part, upon the occurrence of certain regulatory capital treatment events). On and after that date, the Series L Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

Voting Rights.   Except as provided below, the holders of the Series L Preferred Stock have no voting rights.
Whenever dividends on any shares of the Series L Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series L Preferred Stock (which includes the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series L Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series L Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.
So long as any shares of Series L Preferred Stock remain outstanding, the vote or consent of the holders of at least 66 2∕3% of the shares of Series L Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series L Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) amend our certificate of incorporation or the Certificate of Designations of the Series L Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series L Preferred Stock, taken as a whole.
Series M Preferred Stock
Shares of the Series M Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series M Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series M Preferred Stock do not have preemptive or subscription rights.
The shares of Series M Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series M Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series M Preferred Stock.
Dividends.   Holders of Series M Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share at a rate per annum equal to 4.000%. If we pay a partial dividend or skip a dividend payment on the Series M Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   The Series M Preferred Stock is not redeemable prior to April 15, 2026 (except for redemption in whole, but not in part, upon the occurrence of certain regulatory capital treatment events). On and after that date, the Series M Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
Voting Rights.   Except as provided below, the holders of the Series M Preferred Stock have no voting rights.
Whenever dividends on any shares of the Series M Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series M Preferred Stock (which includes the Series A

Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series N Preferred Stock and Series O Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series M Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series M Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.
So long as any shares of Series M Preferred Stock remain outstanding, the vote or consent of the holders of at least 66 2∕3% of the shares of Series M Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series M Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) amend our certificate of incorporation or the Certificate of Designations of the Series M Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series M Preferred Stock, taken as a whole.
Series N Preferred Stock
Shares of the Series N Preferred Stock rank senior to our common stock, equally with shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series O Preferred Stock, and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series N Preferred Stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. Holders of Series N Preferred Stock do not have preemptive or subscription rights.
The shares of Series N Preferred Stock are not convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series N Preferred Stock has no stated maturity and is not subject to any sinking fund or other obligation of ours to redeem or repurchase the Series N Preferred Stock.
Dividends.   Holders of Series N Preferred Stock are entitled to receive when, as and if declared by our board of directors or a duly authorized committee of the board of directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends. These dividends accrue, with respect to each dividend period, on the liquidation preference amount of $25,000 per share (i) from the original issue date to, but excluding, January 15, 2027 at a rate per annum equal to 3.700% and (ii) thereafter during each five-year reset period at a rate per annum equal to the five-year treasury rate as of the most recent reset dividend determination date plus a spread of 2.541%. If we pay a partial dividend or skip a dividend payment on the Series N Preferred Stock at any time, we will be subject to certain restrictions.
Redemption.   The Series N Preferred Stock is not redeemable prior to January 15, 2027 (except for redemption in whole, but not in part, upon the occurrence of certain regulatory capital treatment events). On and after that date, the Series N Preferred Stock will be redeemable at our option (subject to prior approval of the Federal Reserve), in whole or in part, at a redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.
Voting Rights.   Except as provided below, the holders of the Series N Preferred Stock have no voting rights.
Whenever dividends on any shares of the Series N Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series N Preferred Stock (which includes the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series O

Preferred Stock) as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more dividend payments, whether or not for consecutive dividend periods, the number of directors on our board of directors shall automatically increase by two and the holders of shares of Series N Preferred Stock, together with the holders of all other affected classes and series of parity stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights will continue until full dividends have been paid regularly on the shares of the Series N Preferred Stock and any other class or series of parity stock as to payment of dividends for at least four dividend periods.
So long as any shares of Series N Preferred Stock remain outstanding, the vote or consent of the holders of at least 66 2∕3% of the shares of Series N Preferred Stock shall be necessary to (1) issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series N Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or (2) amend our certificate of incorporation or the Certificate of Designations of the Series N Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series N Preferred Stock, taken as a whole.

DESCRIPTION OF SERIES O PREFERRED STOCK
The depositary will be the sole holder of the Series O Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series O Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series O Preferred Stock, as described under “Description of Depositary Shares.”
This prospectus supplement summarizes specific terms and provisions of the Series O Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of Capital Stock” section of this prospectus supplement. The following summary of the terms and provisions of the Series O Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our certificate of incorporation and the Certificate of Designations creating the Series O Preferred Stock, which will be included as an exhibit to documents filed with the SEC.
Our authorized capital stock includes 50,000,000 shares of preferred stock, par value $1.00 per share. The board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of stockholders. This power is limited by applicable laws or regulations and may be delegated to a committee of the board of directors.
The Series O Preferred Stock is a single series of authorized preferred stock consisting of       shares, all of which are being initially offered hereby. We may from time to time, without notice to or the consent of holders of the Series O Preferred Stock, issue additional shares of preferred stock.
Shares of the Series O Preferred Stock will rank senior to our common stock, equally with our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock and at least equally with each other series of our preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series O Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series O Preferred Stock will be fully paid and nonassessable when issued. Holders of Series O Preferred Stock will not have preemptive or subscription rights to acquire more capital stock of U.S. Bancorp.
The Series O Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of U.S. Bancorp. The Series O Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of U.S. Bancorp to redeem or repurchase the Series O Preferred Stock.
The shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock rank equally with the Series O Preferred Stock as to dividends and distributions on liquidation and include the same provisions with respect to restrictions on declaration and payment of dividends that apply to the Series O Preferred Stock. Holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock are entitled to receive quarterly dividends, and holders of Series J Preferred Stock are entitled to receive semi-annual dividends, when, as and if declared by our board of directors or a duly authorized committee of the board of directors.
Dividends
Dividends on shares of the Series O Preferred Stock will not be mandatory. Holders of the Series O Preferred Stock will be entitled to receive, if, when and as declared by our board of directors or a duly authorized committee of the board of directors, out of legally available assets, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series O Preferred Stock. Any such dividends will be payable quarterly in arrears on the 15th day of each January, April, July and October, commencing on April 15, 2022, with each such date being referred to herein as a dividend payment date. The period from, and including, a dividend payment date to, but excluding, the next dividend payment date is referred to herein as a dividend period, except that the initial dividend period will commence on, and include, the original issue date of the Series O Preferred Stock. Dividends on each share of Series O Preferred Stock will accrue on the liquidation preference amount of $25,000 per share (equivalent to $25 per depositary share) at a rate per annum equal to      %. In the event that we issue additional shares of Series O Preferred Stock after the original issue date, dividends on such shares, if any, will accrue from the original issue date of such additional shares, provided that dividends, if any, on any shares of Series O Preferred Stock issued in connection with the exercise by the underwriters of their option to purchase additional depositary shares that may be issued within 30 days of the date of this prospectus supplement, will accrue from the date of original issuance of the Series O Preferred Stock or any other date specified by the board of directors or a duly authorized committee thereof at the time such additional shares are issued.
Dividends will be payable to holders of record of Series O Preferred Stock as they appear on our books on the applicable record date, which shall be the last business day of the calendar month immediately preceding the month during which the dividend payment date falls. The corresponding record dates for the depositary shares will be the same as the record dates for the Series O Preferred Stock.
Dividends payable for any dividend period will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to three decimal places, with $0.0005 being rounded upward. If any dividend payment date is not a business day, then the dividend with respect to that dividend payment date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of such delay. A “business day” means any weekday on which banking institutions in the New York City are not authorized or obligated by law, regulation or executive order to be closed.
Dividends on shares of Series O Preferred Stock will not be cumulative. Accordingly, if the board of directors or a duly authorized committee of the board of directors, does not declare a dividend on the Series O Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue or be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series O Preferred Stock are declared for any future dividend period.
So long as any share of Series O Preferred Stock remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (A) as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, (B) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (C) purchases of shares of junior stock pursuant to a contractually binding requirement to buy such junior stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan, (D) any purchase, redemption or other acquisition of junior stock pursuant to any employee, consultant or director incentive or benefit plans or arrangements of ours or any of our subsidiaries (including any employment, severance or consulting arrangements adopted before or after the issuance of the Series O Preferred Stock) and (E) in connection with any underwriting, stabilization, market-making or similar transactions in our capital stock by an investment banking subsidiary of ours in the ordinary course of such subsidiary’s business) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series O Preferred Stock and such parity stock except by conversion into or exchange for junior stock, in each case unless full dividends on all outstanding shares of Series O Preferred Stock for the most recently completed dividend period have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of U.S. Bancorp hereafter authorized over which Series O Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of U.S. Bancorp.
When dividends are not paid in full upon the shares of Series O Preferred Stock and any parity stock, all dividends declared upon shares of Series O Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series O Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.
As used in this prospectus supplement, “parity stock” means any other class or series of stock of U.S. Bancorp that ranks equally with the Series O Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of U.S. Bancorp. Parity stock includes the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock (if and when issued and outstanding), Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock and Series N Preferred Stock.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board of directors, may be declared and paid on our common stock and any other stock ranking junior to the Series O Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series O Preferred Stock or any parity stock shall not be entitled to participate in any such dividend.
Notwithstanding the foregoing, dividends on shares of the Series O Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of U.S. Bancorp, holders of the Series O Preferred Stock are entitled to receive out of assets of U.S. Bancorp available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series O Preferred Stock, before any distribution of assets is made to holders of common stock or of any of our other shares of stock ranking junior as to such a distribution to the shares of Series O Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $25,000 per share (equivalent to $25 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series O Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In addition, holders of the depositary shares may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding.
In any such distribution, if the assets of U.S. Bancorp are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series O Preferred Stock and all holders of any other shares of our stock ranking equally as to such distribution with the Series O Preferred Stock, the amounts paid to the holders of Series O Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends have been paid in full to all holders of Series O Preferred Stock and any other shares of our stock ranking equally as to the liquidation distribution, the holders of our junior stock shall be entitled to receive all remaining assets of U.S. Bancorp according to their respective rights and preferences.
For purposes of this section, the merger or consolidation of U.S. Bancorp with any other entity, including a merger or consolidation in which the holders of Series O Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of U.S. Bancorp for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of U.S. Bancorp.

Redemption
The Series O Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. The Series O Preferred Stock is not redeemable prior to April 15, 2027, other than as described below. On and after April 15, 2027, the Series O Preferred Stock will be redeemable at our option, in whole or in part, at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series O Preferred Stock will have no right to require the redemption or repurchase of the Series O Preferred Stock.
Notwithstanding the foregoing, at any time within 90 days following the occurrence of a “regulatory capital treatment event,” we may, at our option, subject to the approval of the appropriate federal banking agency, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of Series O Preferred Stock at the time outstanding at a redemption price equal to $25,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Under the Federal Reserve’s risk-based capital rules applicable to bank holding companies, any redemption of the Series O Preferred Stock is subject to prior approval of the Federal Reserve.
A “regulatory capital treatment event” means the good faith determination by us that, as a result of any:
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amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series O Preferred Stock;

•
proposed change in those laws or regulations that is announced after the initial issuance of any share of Series O Preferred Stock; or

•
official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series O Preferred Stock;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of Series O Preferred Stock then outstanding as additional Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve’s Regulation Q, 12 CFR 217 (or, as and if applicable, the capital adequacy guidelines or regulations of any appropriate successor federal banking agency), as then in effect and applicable, for as long as any share of Series O Preferred Stock is outstanding.
If shares of the Series O Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series O Preferred Stock to be redeemed, mailed not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the Series O Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by the DTC). Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of the Series O Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series O Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If notice of redemption of any shares of Series O Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series O Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series O Preferred Stock, such shares of Series O Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares — Redemption of Depositary Shares” below for information about redemption of the depositary shares relating to our Series O Preferred Stock. If any redemption date is not a business day, then the redemption price and declared and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day.
In case of any redemption of only part of the shares of the Series O Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.
Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Series O Preferred Stock is subject to prior approval of the Federal Reserve. See “Risk Factors — Investors should not expect us to redeem the Series O Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable” in this prospectus supplement.
We have entered into replacement capital covenants in connection with previous issuances of preferred stock and junior subordinated debt securities. In such replacement capital covenants, we agreed, for the benefit of holders of a designated series of indebtedness that ranks senior to such preferred stock or junior subordinated debt securities or, in certain limited cases, holders of a designated series of indebtedness of U.S. Bank, that neither we nor any of our subsidiaries would repay, redeem or purchase such preferred stock, junior subordinated debt securities or any related capital securities unless (1) we have obtained the prior approval of the Federal Reserve if such approval is then required under the Federal Reserve’s capital guidelines applicable to bank holding companies and (2) we or our subsidiaries have received sufficient proceeds from the sale of certain equity or equity-like securities. Although we will not enter into a replacement capital covenant in respect of the Series O Preferred Stock when issued, we may in the future choose to make such a covenant with respect to some or all of the shares of Series O Preferred Stock then outstanding in favor of a specified class or classes of our indebtedness without the consent of the holders of the Series O Preferred Stock or depositary shares. If we were to make such a replacement capital covenant, there could be circumstances in which it would be in the interest of both you and us that some or all of the shares of Series O Preferred Stock be redeemed, and sufficient cash is available for that purpose, but we would be restricted from doing so because we have not satisfied the replacement capital covenant. In addition, if we should choose to enter into a replacement capital covenant, the market price for the depositary shares could be adversely affected.
Voting Rights
Except as provided below, the holders of the Series O Preferred Stock will have no voting rights.
Whenever dividends on any shares of the Series O Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series O Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more quarterly dividend periods or their equivalent, whether or not for consecutive dividend periods (a “Nonpayment”), the holders of the Series O Preferred Stock (voting as a single class together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote as a single class for the election of a total of two additional members of our board of directors (the “Preferred Directors”), provided that our board of directors shall at no time include more than two Preferred Directors. In that event, the number of directors on our board of directors shall automatically increase by two and, at the request of any holder of Series O Preferred Stock or our other preferred stock with equivalent voting rights, a special meeting of the holders of Series O Preferred Stock and any other class or series of preferred stock that ranks on parity with Series O Preferred Stock as to payment of dividends and for which dividends have not been paid, shall be called for the election of the two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid regularly on the shares of the Series O Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series O Preferred Stock as to payment of dividends for at least four consecutive quarterly dividend periods or their equivalent following the Nonpayment.

If and when full dividends have been regularly paid for at least four consecutive quarterly dividend periods or their equivalent following a Nonpayment on the Series O Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series O Preferred Stock as to payment of dividends, the holders of the Series O Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series O Preferred Stock (together with holders of any and all other classes of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of the outstanding shares of Series O Preferred Stock (together with holders of any and all other class of our authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of stockholders. The Preferred Directors shall each be entitled to one vote per director on any matter.
If the holders of Series O Preferred Stock become entitled to vote for the election of Preferred Directors, the Series O Preferred Stock may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series O Preferred Stock may become subject to regulations under the BHCA and/or certain acquisitions of Series O Preferred Stock may be subject to prior approval by the Federal Reserve.
So long as any shares of Series O Preferred Stock remain outstanding:
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the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the Series O Preferred Stock and all other parity stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series O Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of U.S. Bancorp; and

•
the affirmative vote or consent of the holders of at least 66 2∕3% of all of the shares of the Series O Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend the provisions of U.S. Bancorp’s certificate of incorporation or the Certificate of Designations of the Series O Preferred Stock or any other series of preferred stock so as to materially and adversely affect the powers, preferences, privileges or rights of the Series O Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series O Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series O Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of U.S. Bancorp will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series O Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series O Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series O Preferred Stock to effect such redemption.
Registrar
U.S. Bank will be the registrar, dividend disbursing agent and redemption agent for the Series O Preferred Stock.
Calculation Agent
U.S. Bank will be the calculation agent for the Series O Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES
In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry Issuance” section of this prospectus supplement.
This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series O Preferred Stock. As described above under “Description of Series O Preferred Stock,” we are issuing fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/1,000th ownership interest in a share of Series O Preferred Stock, and will be evidenced by a depositary receipt. The shares of Series O Preferred Stock represented by depositary shares will be deposited under a deposit agreement among U.S. Bancorp, U.S. Bank, as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series O Preferred Stock represented by such depositary share, to all the rights and preferences of the Series O Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
Immediately following the issuance of the Series O Preferred Stock, we will deposit the Series O Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section “Where You Can Find More Information” in the accompanying prospectus.
Dividends and Other Distributions
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series O Preferred Stock to the record holders of depositary shares relating to the underlying Series O Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series O Preferred Stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.
Redemption of Depositary Shares
If we redeem the Series O Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series O Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series O Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series O Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series O Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or in such other manner determined by the depositary to be equitable. In any such case, we will redeem depositary shares only in increments of 1,000 shares and any multiple thereof.

Voting the Series O Preferred Stock
When the depositary receives notice of any meeting at which the holders of the Series O Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series O Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series O Preferred Stock, may instruct the depositary to vote the amount of the Series O Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series O Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series O Preferred Stock, it will vote all depositary shares of that series held by it proportionately with instructions received.
We intend to apply to list the depositary shares on the New York Stock Exchange. If the application is approved, we expect trading of the depositary shares on the New York Stock Exchange to begin within 30 days of the initial delivery of the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series O Preferred Stock except as represented by the depositary shares.
Form of Preferred Stock and Depositary Shares
The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” below. The Series O Preferred Stock will be issued in registered form to the depositary as described in “Description of Series O Preferred Stock” above.

BOOK-ENTRY ISSUANCE
DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering. Holders may hold their interests in a global security directly through Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV (“Euroclear”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global security on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global security in customers’ securities accounts in the depositaries’ names on the books of DTC.
DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System , a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants. DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its participants are on file with the SEC.
Clearstream Banking S.A.   Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier.   Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Euroclear Bank SA/NV.   Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a United Kingdom corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.
Purchases of depositary shares under the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, except in the event that use of the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interest on behalf of their participants’ customers’ securities accounts.
To facilitate subsequent transfers, all depositary shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of depositary shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC’s records reflect only the identity of the direct participants to whose accounts such depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of the depositary shares are redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant to be redeemed.
Although voting on the depositary shares is limited to holders of record of the depositary shares, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to depositary shares unless authorized by a direct participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC delivers an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).
Redemption proceeds and distributions on the depositary shares will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the agents, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the agents or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the agents, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of participants.
DTC may discontinue providing its services as securities depositary with respect to the depositary shares at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor securities depositary is not obtained, depositary share certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, depositary share certificates will be printed and delivered.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.
“Beneficial owner” means the ownership interest of each actual purchaser of each depositary share.
“Direct participants” means securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of the depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.
“Indirect participants” means securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.
“Omnibus proxy” refers to the omnibus proxy that DTC would deliver under its usual procedures as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the principal U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares. The following summary is based upon current provisions of the Internal Revenue Code (the “Code”), U.S. Department of the Treasury (“Treasury”) regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes (and investors therein), dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the depositary shares as “capital assets” and who purchase the depositary shares in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the depositary shares.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.
Beneficial owners of depositary shares will be treated as owners of the underlying Series O Preferred Stock for U.S. federal income tax purposes.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. PROSPECTIVE HOLDERS OF THE DEPOSITARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES.
U.S. Holders
The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
Dividends.   Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, and thereafter as capital gain.
Distributions constituting dividend income received by an individual U.S. holder in respect of the depositary shares will generally represent “qualified dividend income” that is taxable at the preferential rates applicable to long-term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied. In addition, distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the dividends-received deduction, subject to various limitations.
A corporate U.S. holder will be required to reduce its tax basis (but not below zero) in the depositary shares by the nontaxed portion of any “extraordinary dividend” if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.
A U.S. holder should consult its own tax advisers regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.
Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares.   A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.
Redemption of the Depository Shares.   The tax treatment accorded to any redemption by us of our depositary shares from a U.S. holder can only be determined on the basis of the particular facts as to each U.S. holder of our depositary shares at the time of redemption.
In general, a U.S. holder of our depositary shares will recognize capital gain or loss measured by the difference between the amount received by the U.S. holder of such depositary shares upon the redemption and such U.S. holder’s adjusted tax basis in the depositary shares redeemed (provided the depositary shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the U.S. holder’s interest in all classes of our shares, (ii) is a “substantially disproportionate” redemption with respect to such U.S. holder, (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder of the depositary shares, or (iv) is a redemption of stock held by a non-corporate shareholder where such redemption results in a partial liquidation. In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. The U.S. holder of our depositary shares also must take into account any such securities (including options) which are considered to be owned by such U.S. holder by certain constructive ownership rules.
If the redemption does not meet any of the aforementioned tests, then the redemption proceeds received from our depositary shares will be treated as a distribution on our shares and will be taxable as described under the caption “U.S. Holders — Dividends” above. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, you are urged to consult your own tax advisors regarding the allocation of your tax basis in the redeemed and remaining depositary shares.
Information Reporting and Backup Withholding on U.S. Holders.   Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the depositary shares and to certain payments of proceeds on the sale or redemption of the depositary shares unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.
Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder provides the required information to the Internal Revenue Service (the “IRS”) in a timely manner. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner.
Information returns will generally be filed with the IRS in connection with the payment of dividends on the depositary shares to U.S. holders and certain payments of proceeds to U.S. holders on the sale or redemption of the depositary shares, unless the U.S. holder is an exempt recipient, such as a corporation.

Medicare Tax.   A U.S. holder that is an individual or estate, or a trust may be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold. A holder’s net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.
Non-U.S. Holders
The discussion in this section is addressed to a non-U.S. holder, which means a beneficial owner of depositary shares (other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
Dividends.   Generally, dividends paid to a non-U.S. holder with respect to the depositary shares will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty provided the non-U.S. holder furnishes a properly completed IRS Form W-8 (or suitable successor or substitute form) certifying that such holder is eligible for treaty benefits, However, dividends that are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.
A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Sale, Exchange, or Certain Other Taxable Dispositions of the Depositary Shares.   A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares so long as:
•
the gain is not effectively connected with a U.S. trade or business of the non-U.S. holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•
in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met); and

•
the depositary shares do not constitute U.S. real property interests in a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the period that the non-U.S. holder held the depositary shares. We do not believe that we currently are a USRPHC or that we will become one in the future.

If such gain is effectively connected with a U.S. trade or business of a non-U.S. holder (or if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the disposition at the applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If the non-U.S. holder is a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met), the non-U.S. holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S.-source capital losses (even though the non-U.S. holder is not considered a resident of the United States) for the taxable year, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Information Reporting and Backup Withholding on Non-U.S. Holders.   Payment of dividends and the tax withheld with respect thereto are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty, or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor the appropriate IRS Form W-8 (or suitable successor or substitute form) certifying as to their non-U.S. status, or such non-U.S. holders otherwise establish an exemption.
Payment by a U.S. office of a broker of the proceeds of a sale of the depositary shares is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on the appropriate IRS Form W-8 (or suitable successor or substitute form), or otherwise establishes an exemption. Subject to certain limited exceptions, backup withholding and information reporting generally will not apply to a payment of proceeds from the sale of the depositary shares if such sale is effected through a foreign office of a broker.
Foreign Account Tax Compliance Act and U.S. Treasury Regulations Thereunder (“FATCA”)
Under FATCA, a 30% U.S. federal withholding tax may apply to payments of dividends on depositary shares or on payments of gross proceeds from the sale or disposition of depositary shares, in each case, made to foreign financial institutions (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities.
Withholding under FATCA generally will not apply where such payments are made to (i) a foreign financial institution that undertakes, under either an agreement with the U.S. Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the U.S. Treasury, to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders; (ii) a non-financial foreign entity that either certifies it does not have any direct or indirect substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner to the U.S. Treasury; or (iii) a foreign financial institution or non-financial foreign entity that is exempt from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Proposed Treasury Regulations eliminate the obligation for withholding under FATCA on payments of gross proceeds. Pursuant to such proposed Treasury Regulations, taxpayers, including the Issuer and any withholding agent, may rely on these changes to FATCA withholding until the date when final Treasury Regulations are issued.
Under certain circumstances, a holder might be eligible for refunds or credits of the withholding taxes collected. Investors should consult their tax advisors regarding FATCA and the application of these requirements to their investments in the depositary shares.

CERTAIN CONSIDERATIONS FOR ERISA AND OTHER U.S. BENEFIT PLANS
Each fiduciary of an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each of the foregoing, a “Plan”) and plans or arrangements subject to provisions under any federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”) should consider the fiduciary standards of ERISA or Similar Laws (as applicable) in the context of the plan’s particular circumstances before authorizing an investment in the depositary shares.
General Fiduciary Duties
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such a Plan or any authority or control over the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is considered to be a fiduciary of such Plan.
In considering an investment in the depositary shares with a portion of the assets of any Plan, or any plan or arrangement subject to Similar Laws, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and Similar Laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of depositary shares by a Plan with respect to which we, the underwriters or our respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”), that may apply to the acquisition and holding of the depositary shares. Included among these exemptions are: Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain transactions between a Plan and persons who are parties in interest or disqualified persons solely by reason of providing services to the Plan or being affiliated with such service providers; PTCE 96-23, regarding transactions effected by “in-house asset managers;” PTCE 95-60, regarding investments by insurance company general accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 90-1, regarding investments by insurance company pooled separate accounts; and PTCE 84-14, regarding transactions effected by “qualified professional asset managers.” There can be no assurance that these or any other exemption will be available with respect to any particular transaction involving the depositary shares and prospective purchasers that are Plans should consult with their legal advisors regarding the applicability of any such exemption.
Because of the foregoing, the depositary shares should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding satisfies the conditions for relief under an applicable statutory, class or individual prohibited transaction exemption. The depositary shares should not be purchased or held by any person investing assets of a plan or arrangement that is subject to Similar Laws, unless such purchase and holding will not constitute or result in a violation of any applicable Similar Laws.

Representation
By acquiring or holding a depositary share, each purchaser and subsequent transferee of a depositary share will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold a depositary share constitutes assets of any Plan or assets of a plan or arrangement that is subject to Similar Laws, or (ii) the purchase and holding of the depositary share by such purchaser or transferee will not, in the case of a Plan, constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because such purchase and holding satisfies the conditions for relief under an applicable statutory, class or individual prohibited transaction exemption (or in the case of a plan or arrangement that is subject to Similar Laws, such purchase and holding will not constitute or result in a violation of any applicable Similar Laws).
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the depositary shares on behalf of, or with the assets of, any Plan or assets of a plan or arrangement subject to Similar Laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the depositary shares.
The sale of depositary shares to a Plan, or to a plan or arrangement that is subject to Similar Laws, is in no respect a representation by us, any of our affiliates or any other person that such an investment meets all relevant legal requirements with respect to investments by such plans or arrangements generally or any particular plan or arrangement or that such an investment is appropriate for such plans or arrangements generally or any particular plan or arrangement.

UNDERWRITING (CONFLICTS OF INTEREST)
BofA Securities, Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of depositary shares listed next to its name in the following table:
Name	Number of Depositary Shares
Morgan Stanley & Co. LLC
U.S. Bancorp Investments, Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Total
The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement and the accompanying prospectus if any depositary shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed for a period from the date of this prospectus supplement through and including the date 30 days after the date hereof that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our securities that are substantially similar to the Series O Preferred Stock or the depositary shares, including any securities that are convertible into or exchangeable for, or that represent rights to receive, Series O Preferred Stock, depositary shares or substantially similar securities.
The underwriters initially propose to offer some of the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the depositary shares to dealers at the public offering price less a concession not to exceed $ per depositary share sold to institutional investors and $      per depositary share sold to retail investors. The underwriters may allow, and the dealers may reallow, a discount not to exceed $      per depositary share to other dealers. After the initial offering of the depositary shares to the public, the representatives may change the public offering price, concession and discount.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of       additional depositary shares at the public offering price listed on the cover of this prospectus supplement, less an underwriting discount. The underwriters may exercise this option solely to cover any over-allotments, if any. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional depositary shares as the number listed next to the underwriter’s name in the preceding table bears to the total number of depositary shares listed next to the names of all underwriters in the preceding table.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares:
Paid by U.S. Bancorp
	No Exercise(1)	Full Exercise
Per depositary share	$	$

(1)
Reflects depositary shares sold to institutional investors, for which the underwriters received an underwriting discount of $ per share, and depositary shares sold to retail investors, for which the underwriters received an underwriting discount of $       per share.

Our expenses with respect to this offering, not including the underwriting discount, are estimated to be approximately $       and will be payable by us.
We expect that delivery of the depositary shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be on the fifth business day following the date the depositary shares are priced (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares prior to the second business day before delivery of the depositary shares will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.
Prior to this offering, there has been no public market for the depositary shares. We do not expect that there will be any separate public trading market for the shares of the Series O Preferred Stock except as represented by the depositary shares. We intend to apply to list the depositary shares on the New York Stock Exchange under the symbol “USB PrS.” If approved, we expect trading of the depositary shares on the New York Stock Exchange to begin within the 30-day period after the initial delivery of the depositary shares.
To facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares.
These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time in their sole discretion and without notice.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.
In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
Prohibition of Sales to EEA Retail Investors
The depositary shares may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:
(a)   the expression “retail investor” means a person who is one (or more) of the following:
(i)
a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)
a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in the Prospectus Regulation; and

(b)   the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.
United Kingdom
Prohibition of Sales to United Kingdom Retail Investors
The depositary shares may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:
(a)   the expression “retail investor” means a person who is one (or more) of the following:
(i)   a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or

(ii)   a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/ 2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or
(iii)   not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and
(b)   the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares.
Other Regulatory Restrictions in the United Kingdom
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the depositary shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to U.S. Bancorp.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the depositary shares in, from or otherwise involving the United Kingdom.
Hong Kong
The depositary shares have not been offered or sold, and will not be offered or sold in Hong Kong, by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the depositary shares has been issued, may be issued, has been in the possession of any person for the purpose of issue or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.
Singapore
This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”) by the Monetary Authority of Singapore and the offer of the depositary shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) (an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) (an “Accredited Investor”) or other relevant person (as defined in Section 275(2) of the SFA) (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the depositary shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:
(a)   a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or
(b)   a trust (where the trustee is not an Accredited Investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, the securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the depositary shares except:
(1)   to an Institutional Investor, an Accredited Investor, a Relevant Person, which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);
(2)   where no consideration is or will be given for the transfer;
(3)   where the transfer is by operation of law;
(4)   as specified in Section 276(7) of the SFA; or
(5)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the depositary shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and accordingly, each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.
Canada
The depositary shares are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank. The depositary shares do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the Issuer. The depositary shares are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality. U.S. Bancorp is not regulated as a financial institution in Canada. However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada). The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and

Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland
This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the depositary shares described herein. The depositary shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the depositary shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or the rules of any other stock exchange or regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the depositary shares may be publicly distributed or otherwise made publicly available in Switzerland.
Conflicts of Interest
Our affiliate, U.S. Bancorp Investments, Inc., is a member of FINRA and is participating in the distribution of our depositary shares. Because U.S. Bancorp Investments, Inc. has a conflict of interest pursuant to FINRA Rule 5121, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with FINRA Rule 5121, no FINRA member firm that has a conflict of interest under FINRA Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer.
Market-Making Resales by Affiliates
Our affiliates, including U.S. Bancorp Investments, Inc., may use this prospectus supplement and the accompanying prospectus, together with any other applicable prospectus, in connection with offers and sales of our depositary shares in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale. In this prospectus supplement and the accompanying prospectus, an offering of depositary shares refers to the initial offering of the depositary shares made in connection with their original issuance, and does not refer to any subsequent resales of depositary shares in market-making transactions.

LEGAL MATTERS
The validity of the depositary shares and Series O Preferred Stock and certain matters of Delaware law relating to us will be passed upon by Mayer Brown LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of our internal control over financial reporting as of December 31, 2020, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS
U.S. BANCORP
Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Units
The securities of each class may be offered and sold from time to time by us and/or by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.
This prospectus, together with the applicable prospectus supplement describing the terms of the specific securities being offered and sold and the relevant pricing supplement, if any, may be used by our affiliates, including U.S. Bancorp Investments, Inc., in connection with offers and sales of such securities referred to above. These affiliates may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of such sales. Our affiliates, including U.S. Bancorp Investments, Inc., do not have any obligation to make a market in the above referenced securities and may discontinue their market-making activities at any time without notice, in their sole discretion.
U.S. Bancorp Investments, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, because U.S. Bancorp Investments, Inc. has a conflict of interest pursuant to FINRA Rule 5121, such participation in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121.
Our common stock is listed on the New York Stock Exchange under the symbol “USB.”
Investing in the securities involves risks. Potential purchasers of the securities should consider the information set forth in the “Risk Factors” section in the applicable prospectus supplement and the discussion of risk factors contained in our annual and quarterly reports filed with the Securities and Exchange Commission, which are incorporated by reference into this prospectus.
None of the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation (the “FDIC”) or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
These securities will be our equity securities or unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours. These securities are not guaranteed by U.S. Bancorp, or any other bank, and are not insured by the FDIC or any other government agency or instrumentality.
This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. The date of this prospectus is March 11, 2020.

You should rely only on the information provided in this prospectus and any prospectus supplement, pricing supplement and free writing prospectus we have authorized describing the terms of the specific securities being offered pursuant to this prospectus and any such prospectus supplement, pricing supplement or free writing prospectus. U.S. Bancorp has not authorized anyone to provide you with any other information, and U.S. Bancorp takes no responsibility for any other information that others may provide you. You should not assume that the information contained or incorporated by reference in this prospectus, or in any prospectus supplement, pricing supplement or free writing prospectus we have authorized is accurate as of any date other than the date of the applicable document. This prospectus is not an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where offers and sales are not permitted.
The words “we,” “our,” “ours” and “us” refer to U.S. Bancorp, unless otherwise indicated or unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public on the SEC’s web site at http://www.sec.gov and may be accessed through our web site at https://www.usbank.com. Information on our web site is not a part of or incorporated by reference into this prospectus or any accompanying prospectus supplement, pricing supplement or free writing prospectus.
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents listed below and all documents we subsequently file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment, prior to the termination of the offering of securities under this prospectus:
•
Our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 20, 2020.

•
The description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on October 6, 1994, by First Bank System, Inc. (now known as U.S. Bancorp), as updated by Exhibit 4.2 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any other amendment or reports filed for the purpose of updating such description.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not, and will not be, incorporated by reference.
We will provide without charge to each person (including any beneficial owner) to whom a prospectus is delivered, on the written or oral request of any such person, a copy of any or all of these filings (other than the exhibits to such documents, unless that exhibit is specifically incorporated by reference in that filing). Requests should be directed to:
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668

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U.S. BANCORP
We are a multi-state financial services holding company headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956, as amended. We provide a full range of financial services, including lending and depository services, cash management, capital markets, and trust and investment management services. We also engage in credit card services, merchant and ATM processing, mortgage banking, insurance, brokerage and leasing. We are the parent company of U.S. Bank National Association.
Our common stock is traded on the New York Stock Exchange under the ticker symbol “USB.” Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and the contact telephone number is (612) 303-0799.
We refer you to the documents incorporated by reference into this prospectus, as described in the section “Where You Can Find More Information,” for more information about us and our businesses.
SECURITIES WE MAY OFFER
We may use this prospectus to offer securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, or the relevant pricing supplement, if any, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement or any relevant pricing supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified. The securities of each class as described in this prospectus may also be offered and sold, from time to time, by one or more selling securityholders to be identified in the future.
We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject, in whole or in part, any proposed purchase of our securities. Each prospectus supplement or the relevant pricing supplement, if any, will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement or the relevant pricing supplement, if any, and any applicable fee, commission or discount arrangements with them.
This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.
Debt Securities
We may sell our unsecured debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement and a relevant pricing supplement, if any, that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.
Common Stock
We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.
Preferred Stock and Depositary Shares
We may sell shares of our preferred stock, par value $1.00 per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and

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dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock or depositary shares.
Warrants
We may sell warrants to purchase our senior notes, subordinated notes, shares of our common stock, shares of our preferred stock or depositary shares. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.
Purchase Contracts
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our senior notes, subordinated notes, common stock, preferred stock or depositary shares.
Units
We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement or the relevant pricing supplement, if any, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future subsidiaries, repayment of maturing obligations and refinancing of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness. We will not receive any proceeds from the sales of any securities by selling securityholders.
VALIDITY OF SECURITIES
Unless otherwise indicated in the applicable prospectus supplement or the relevant pricing supplement, if any, the validity of the securities offered by this prospectus will be passed upon for us by our counsel, Mayer Brown LLP, Chicago, Illinois. Certain legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement or the relevant pricing supplement.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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       Depositary Shares
Each Representing a 1/1,000th Interest in a Share of
Series O Non-Cumulative Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Morgan Stanley
U.S. Bancorp Investments, Inc.
BofA Securities
Goldman Sachs & Co. LLC
RBC Capital Markets
UBS Investment Bank
Wells Fargo Securities
           , 2022